Exhibit 4.17

CONSENT OF EXPERT

September 19, 2013

I, William E. Roscoe, Ph.D., P.Eng., hereby consents to (1) the references to my name included or incorporated by reference in the registration statement on Form F-8 of Denison Mines Corp. in connection with (a) the report entitled “Technical Report on the Hairhan Uranium Exploration Property in Mongolia” dated March 23, 2011, (b) the report entitled “The Dibwe East Project, Southern Province, Republic of Zambia” dated March 27, 2012, (c) the report entitled “Technical Report on a Mineral Resource Update for the Phoenix Uranium Deposits” dated December 31, 2012 and (2) all other references to the undersigned included or incorporated by reference in the registration statement on Form F-8 of Denison Mines Corp. dated September 19 2013.

/s/ William E. Roscoe
William E. Roscoe, Ph.D., P.Eng.